GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2018

- Sales of $4.7 Billion, Up 15% -
- Diluted EPS $1.49, Up 38% -
- Adjusted EPS Excluding Net Transaction-Related Costs and Fees $1.48, Up 29% -
- Updates Full-Year Guidance -

Atlanta, Georgia, October 18, 2018 -- Genuine Parts Company (NYSE: GPC) announced today sales and earnings for the third quarter and nine months ended September 30, 2018.

Sales for the third quarter ended September 30, 2018 were $4.7 billion, a 15.3% increase compared to $4.1 billion for the same period in 2017. Net income for the third quarter was $220.2 million and earnings per share on a diluted basis were $1.49. Before the net impact of certain transaction and other costs incurred related to the Company's fourth quarter 2017 acquisition of Alliance Automotive Group (AAG) in Europe and the attempted transaction to spin-off the Company's Business Products Group, S.P. Richards, and the favorable impact of a $12 million termination fee, adjusted net income was $217.6 million, or $1.48 per diluted share. Total sales for the third quarter included 4.3% comparable growth, approximately 12% from acquisitions, including AAG, and an approximate 1% negative impact from foreign currency translation.

Third quarter sales for the Automotive Group were up 23.3%, including an approximate 3% comparable sales increase and the benefit of acquisitions, partially offset by unfavorable foreign currency translation of approximately 2%. Sales for the Industrial Group were up 8.3%, including an approximate 7% comparable sales increase, and sales for the Business Products Group were up 1.3% consisting primarily of comparable sales growth.

Paul Donahue, President and Chief Executive Officer, commented, “We are pleased to report the further strengthening of our sales, driven by positive sales comps across all our business segments and the favorable impact of strategic acquisitions. In addition, our teams made progress in driving operating improvement, resulting in an improved operating margin for the automotive and industrial segments and the Company overall. We also did an excellent job of managing our working capital, which contributed to the strong cash flows for the quarter."

(Cont.)

Sales for the nine months ended September 30, 2018 were $14.1 billion, a 16.8% increase compared to $12.1 billion for the same period in 2017. Net income for the nine months was $623.8 million and earnings per share on a diluted basis were $4.23. Before the transaction and other costs discussed above, adjusted net income was $637.6 million, or $4.33 per diluted share, for the nine months.

Mr. Donahue concluded, "We enter the fourth quarter of 2018 with positive momentum and plans for continued sales and earnings growth. We remain focused on the further strengthening of our core sales growth, maximizing the benefits of our acquisitions and improving our operating results to further enhance our long-term sales and profit outlook. As always, we will support these initiatives with a strong balance sheet and continued strong cash flows."

2018 Outlook

The Company is raising its sales guidance to be up 14% to 15%, an increase from the prior guidance of up 13% to 14%. The Company expects diluted earnings per share to range from $5.50 to $5.60 and is updating its guidance for adjusted diluted earnings per share, which excludes any transaction-related costs, to $5.60 to $5.70 from $5.60 to $5.75. The Company continues to expect a full-year tax rate of approximately 25.0%.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted net income and adjusted diluted earnings per share. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted net income and adjusted diluted earnings per share provides meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 877-407-0789, conference ID 13683506. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13683506, two hours after the completion of the call until 12:00 a.m. EDT on November 2, 2018.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to the impact of Essendant Inc.'s ("Essendant") election to terminate the proposed business combination transaction between the Company and Essendant in which the Company would have spun off its Business Products Group and combined it with Essendant or the acquisition of AAG and the anticipated strategic benefits, synergies and other attributes resulting from this and other acquisitions, as well as future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may d

(Cont.)

iffer materially from those indicated as a result of various important factors. Such factors may include, among other things, the Company’s ability to successfully integrate AAG into the Company and to realize the anticipated synergies and benefits; changes in the European aftermarket; the Company’s ability to successfully implement its business initiatives in each of its three business segments; slowing demand for the Company’s products; changes in national and international legislation or government regulations or policies, including new import tariffs and data security policies and requirements; changes in general economic conditions, including unemployment, inflation (including the impact of potential tariffs) or deflation; changes in tax policies; volatile exchange rates; significant cost increases, such as rising fuel and freight expenses; labor shortages; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; the ability to maintain favorable vendor arrangements and relationships; disruptions in our vendors’ operations, including the impact of tariffs and trade considerations on their operations and output, as required to meet product demand; the Company’s ability to successfully integrate its other acquired businesses; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company’s information systems, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2017 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Industrial Products Group, comprised of Motion Industries and EIS, Inc. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and Canada.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2018	2017	2018	2017
Net sales	$4,722,922	$4,095,906	$14,131,281	$12,101,725
Cost of goods sold	3,238,687	2,869,016	9,689,653	8,479,402
Gross profit	1,484,235	1,226,890	4,441,628	3,622,323
Operating expenses:
Selling, administrative and other expenses	1,119,266	931,500	3,401,254	2,715,799
Depreciation and amortization	61,082	40,276	177,896	117,640
Provision for doubtful accounts	4,939	3,508	11,306	9,182
Total operating expenses	1,185,287	975,284	3,590,456	2,842,621
Non-operating expenses (income):
Interest expense	25,084	9,038	75,669	23,263
Other	(17,871)	(3,787)	(45,822)	(30,828)
Total non-operating expenses (income)	7,213	5,251	29,847	(7,565)
Income before income taxes	291,735	246,355	821,325	787,267
Income taxes	71,508	87,913	197,550	278,693
Net income	$220,227	$158,442	$623,775	$508,574
Basic net income per common share	$1.50	$1.08	$4.25	$3.45
Diluted net income per common share	$1.49	$1.08	$4.23	$3.44
Dividends declared per common share	$.7200	$.6750	$2.160	$2.025
Weighted average common shares outstanding	146,763	146,720	146,746	147,312
Dilutive effect of stock options and non-vested restricted stock awards	690	502	574	561
Weighted average common shares outstanding – assuming dilution	147,453	147,222	147,320	147,873

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GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net sales: (1)
Automotive	$2,649,716	$2,149,865	$7,950,176	$6,271,233
Industrial (2)	1,577,329	1,456,651	4,727,938	4,359,819
Business products	495,877	489,390	1,453,167	1,470,673
Total net sales	$4,722,922	$4,095,906	$14,131,281	$12,101,725

Operating profit:
Automotive	$226,742	$178,202	$655,059	$537,291
Industrial (2)	119,153	108,142	356,535	323,984
Business products	19,846	23,974	62,869	85,184
Total operating profit	365,741	310,318	1,074,463	946,459
Interest expense, net	(21,881)	(8,202)	(70,713)	(21,254)
Intangible amortization	(23,593)	(11,845)	(66,802)	(34,085)
Other, net (3)	(28,532)	(43,916)	(115,623)	(103,853)
Income before income taxes	$291,735	$246,355	$821,325	$787,267

(1)
The net effect of discounts, incentives, and freight billed to customers has been allocated to their respective segments for the current and prior periods.  Previously, the net effect of such items were captured and presented separately in a line item entitled “Other.”

(2)
Effective January 1, 2018, the electrical/electronic materials segment became a division of the industrial segment. These two reporting segments became a single reporting segment, the Industrial Parts Group. The change in segment reporting is presented retrospectively.

(3)
The three and nine months ended September 30, 2018 include $3.1 million of income and $19.0 million of expenses, respectively, from transaction and other costs incurred related to the Alliance Automotive Group ("AAG") acquisition and the attempted S.P. Richards spin-off, net of a $12 million termination fee received in the third quarter.

The three and nine months ended September 30, 2017 include $18.6 million in transaction and other costs primarily related to the AAG acquisition.

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	September 30,
(in thousands)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$359,105	$210,082
Trade accounts receivable, net	2,655,888	2,155,948
Merchandise inventories, net	3,536,503	3,354,178
Prepaid expenses and other current assets	998,999	596,400
Total current assets	7,550,495	6,316,608

Goodwill and other intangible assets, less accumulated amortization	3,518,470	1,713,569
Deferred tax assets	22,898	122,797
Net property, plant and equipment	937,740	760,213
Other assets	627,516	581,047
Total assets	$12,657,119	$9,494,234

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,036,006	$3,275,155
Current portion of debt	450,493	595,000
Dividends payable	105,673	98,959
Income taxes payable	23,964	26,666
Other current liabilities	1,045,053	806,887
Total current liabilities	5,661,189	4,802,667
Long-term debt	2,463,452	550,000
Pension and other post-retirement benefit liabilities	200,558	260,243
Deferred tax liabilities	188,467	50,106
Other long-term liabilities	480,374	441,090
Equity:
Common stock	146,759	146,613
Retained earnings	4,426,572	4,108,556
Accumulated other comprehensive loss	(962,277)	(876,934)
Total parent equity	3,611,054	3,378,235
Noncontrolling interests in subsidiaries	52,025	11,893
Total equity	3,663,079	3,390,128
Total liabilities and equity	$12,657,119	$9,494,234

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2018	2017
Operating activities:
Net income	$623,775	$508,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	177,896	117,640
Share-based compensation	15,417	12,912
Excess tax benefits from share-based compensation	(3,079)	(2,504)
Changes in operating assets and liabilities	111,517	(94,265)
Net cash provided by operating activities	925,526	542,357
Investing activities:
Purchases of property, plant and equipment	(91,942)	(97,181)
Acquisitions and other investing activities	(153,988)	(289,353)
Net cash used in investing activities	(245,930)	(386,534)
Financing activities:
Proceeds from debt	3,406,975	3,420,000
Payments on debt	(3,710,934)	(3,150,000)
Share-based awards exercised	(5,860)	(3,289)
Dividends paid	(310,310)	(296,517)
Purchases of stock	(1,918)	(171,884)
Net cash used in financing activities	(622,047)	(201,690)
Effect of exchange rate changes on cash and cash equivalents	(13,343)	13,070
Net increase (decrease) in cash and cash equivalents	44,206	(32,797)
Cash and cash equivalents at beginning of period	314,899	242,879
Cash and cash equivalents at end of period	$359,105	$210,082

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GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
GAAP net income	$220,227	$158,442	$623,775	$508,574
Diluted net income per common share	$1.49	$1.08	$4.23	$3.44

Add after-tax adjustments:
Transaction and other costs	6,453	11,584	22,918	11,585
Termination fee	(9,045)	—	(9,045)	—
Adjusted net income	$217,635	$170,026	$637,648	$520,159
Adjusted diluted net income per common share	$1.48	$1.15	$4.33	$3.52

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF 2018 FORECASTED GAAP NET INCOME TO FORECASTED ADJUSTED NET INCOME
(UNAUDITED)

(in thousands, except per share data)	Low End	High End
Forecasted GAAP net income	$810,500	$825,500
Forecasted diluted net income per common share	$5.50	$5.60

Add forecasted after-tax adjustments:
Forecasted transaction and other costs, net of termination fee	13,873	13,873
Forecasted adjusted net income	$824,373	$839,373
Forecasted adjusted diluted net income per common share	$5.60	$5.70